Exhibit 99.1

DESTINATION MATERNITY CORPORATION

CONTACT:	Judd P. Tirnauer Executive Vice President & Chief Financial Officer (856) 291-9777

For Immediate Release

DESTINATION MATERNITY REPORTS

FIRST QUARTER FISCAL 2015 FINANCIAL RESULTS

Moorestown, NJ, June 11, 2015 – Destination Maternity Corporation (NASDAQ: DEST), the world’s leading maternity apparel retailer, today announced results for the first quarter ended May 2, 2015. On May 28, 2015 the Company announced that its Board of Directors declared a regular quarterly cash dividend of $0.20 per share payable July 23, 2015.

For the first quarter of fiscal 2015, the Company reported income of $0.19 per diluted share on a GAAP basis, or $0.27 per diluted share, excluding other charges associated with relocation of the Company’s headquarters and distribution operations, and management and organizational changes. This compares to adjusted earnings per diluted share (non-GAAP) of $0.59 for the comparable three month period ended May 3, 2014. For a reconciliation of GAAP to non-GAAP financial information, refer to the financial tables at the end of this press release.

Anthony M. Romano, Chief Executive Officer of Destination Maternity Corporation, said, “While our adjusted EBITDA before other charges of $12.0 million was less than the prior year’s $18.1 million, our performance was about where we expected given this point in our turnaround. Our reported comparable sales for the quarter were down 1.1% versus the prior year’s down 4.0%, driven entirely by a slow February, which was significantly impacted by weather. The Easter sales shift performed in line with typical before and after sales builds and generated a slightly positive comp for the combined months of March and April versus a negative 3.6% comp in the prior year.

“Our gross margin declined year-over-year by approximately 400 basis points, driven by continued aggressive promotions to liquidate excess prior season inventory, including our adoption of a more typical markdown cadence and in-season clearance process. The promotional activity impacted most of the quarter as the excess prior season inventory was not removed from our stores and leased partners until after Easter. After the removal of the excess inventory, we have seen early signs of improvement, including stores with less inventory that are easier to shop, marketing messages that are visually more appealing, and higher average unit retail selling prices and increased conversion rates. We are also encouraged by the ongoing momentum and improving sales comp trend in several key classes at both Motherhood and A Pea in the Pod.

“We are keenly focused on appropriate inventory levels to generate modest comp sales with faster turns. However, inventory purchases for spring and summer were made under the old

DESTINATION MATERNITY REPORTS FIRST QUARTER FISCAL 2015 FINANCIAL RESULTS	Page 2

methodology and thus have excess units in the pipeline relative to the needs of the current sales plan. This will continue to pressure margins in the second and third quarters, as we transition seasons and timely exit seasonal product to achieve healthy inventory levels. We have been aggressively changing our processes, refining our technology tool set and adding key talent to address the inventory productivity opportunities. We are in the final stages of the selection process for a new best-in-class allocation tool, which we anticipate will be live in early Fiscal 2016.

“We have also been busy developing a comprehensive real estate portfolio strategy, re-evaluating and re-engaging each of our third party strategic partners, and finalizing the relocation of our distribution center from Philadelphia to Florence, NJ.

“In summary, it has been a productive quarter. Our culture change is in full swing. Customer focused decisions are being made more consistently. We have ingrained inventory discipline into the culture with clear strategies and life cycle for each SKU. We have assembled a strong and diverse leadership team and have highly engaged and aligned corporate and store team members, all critical components of a strong foundation to support future success.”

First Quarter Fiscal 2015 Financial Results

Net sales for the first quarter of fiscal 2015 were $141.6 million compared with $143.5 million for the comparable three month period ended May 3, 2014. The slight decrease in total reported sales resulted primarily from decreased sales related to the Company’s continued efforts to close underperforming stores and a decrease in comparable sales, substantially offset by increased international sales. The primary driver of the comparable sales decrease was adverse weather conditions across much of the United States during February, which suppressed store traffic and adversely impacted sales, particularly sales of Spring merchandise, which represent a significantly larger percentage of the Company’s total sales for the first fiscal quarter than do sales of Fall merchandise.

Comparable sales for the first quarter of fiscal 2015 decreased 1.1%, compared to a 4.0% decrease for the three months ended May 3, 2014.

Gross margin for the first quarter of fiscal 2015 decreased to 50.4% from 54.4% for the three months ended May 3, 2014. The year-over-year decrease in gross margin is consistent with the Company’s previous estimates and reflects price promotional and markdown activity to spur sales and more aggressively manage inventory, including the Company’s continued efforts to dispose of out-of-season merchandise.

Selling, general and administrative expenses (“SG&A”) for the first quarter of fiscal 2015 decreased 0.7% to $64.0 million from $64.5 million for the three months ended May 3, 2014. As a percentage of net sales, SG&A increased to 45.2% for the first quarter of fiscal 2015 compared to 45.0% for the three months ended May 3, 2014. The slight decrease in expense reflects a non-recurring reduction of $1.2 million from settlement of certain unclaimed property matters, cost reductions resulting from the Company’s continued closure of underperforming stores, and lower marketing and advertising expense, substantially offset by higher expenses for self-insured employee healthcare benefits and variable incentive compensation (based on pro-rata financial projections).

DESTINATION MATERNITY REPORTS FIRST QUARTER FISCAL 2015 FINANCIAL RESULTS	Page 3

Store closing, asset impairment and asset disposal expenses for the first quarter of fiscal 2015 increased to $1.0 million from $0.3 million for the three months ended May 3, 2014 primarily due to increased store asset impairments.

Adjusted EBITDA was $10.4 million for the first quarter of fiscal 2015, compared to $17.8 million for the three months ended May 3, 2014. Adjusted EBITDA before other charges was $12.0 million for the first quarter of fiscal 2015, compared to $18.1 million for the three months ended May 3, 2014. Adjusted EBITDA is defined in the financial tables at the end of this press release.

Net income for the first quarter of fiscal 2015 was $2.5 million, compared to net income of $7.7 million for the three months ended May 3, 2014. Adjusted net income for the first quarter of fiscal 2015, which is presented in the financial tables at the end of this press release, was $3.7 million, and excludes total other charges of $1.1 million, net of tax, comprised of $0.6 million, net of tax, or $0.05 per diluted share, related to the Company’s relocations of its headquarters and distribution operations and $0.5 million, net of tax, or $0.04 per diluted share, related to management and organizational changes. Adjusted net income for the three months ended May 3, 2014 was $8.0 million, and excludes total other charges of $0.3 million, net of tax, or $0.02 per diluted share, related to the Company’s relocations of its headquarters and distribution operations.

Credit Facility

In accordance with the terms of its Credit Facility, effective June 3, 2015 the Company’s permitted borrowings under Tranche A of the Credit Facility were increased by $15 million at the Company’s request to provide additional financial flexibility. After the increase, total permitted borrowings under the Credit Facility are $76 million, subject to the Company’s Borrowing Base formula.

Guidance for Fiscal 2015

Financial guidance for the full year fiscal 2015 is as follows:

•	Comparable sales increase in the low single digits with greater comparable sales increases later in the fiscal year;

•	Gross margins to increase slightly year-over-year, with greater increases later in the fiscal year, as the earlier comparable periods were affected by price promotional and markdown activity of prior season merchandise;

•	Other charges of approximately $4 million, primarily related to the relocation of the Company’s distribution facilities and other management and organizational changes; and

•	Approximately $25 million in capital expenditures, including $9 million related to the relocation and $16 million of capital expenditures related to new stores, store relocations and remodels, as well as continued investment in information systems and technology, including inventory allocation technology.

DESTINATION MATERNITY REPORTS FIRST QUARTER FISCAL 2015 FINANCIAL RESULTS	Page 4

Relocations of Corporate Headquarters and Distribution Operations

The relocations of the Company’s corporate headquarters and distribution operations from Philadelphia, Pennsylvania to southern New Jersey continue to progress on schedule. In January 2015 the Company completed the relocation of its corporate headquarters into more modern, spacious, bright and open offices in Moorestown, New Jersey. Material handling equipment is currently being installed and tested at the Company’s now completed, state-of-the-art distribution facility in Florence, New Jersey. Relocation of the Company’s distribution operations is expected to be completed in mid-calendar 2015.

The Company projects additional charges of approximately $0.8 million pretax, or approximately $0.5 million after tax ($0.04 per diluted share) through completion of the relocations in mid-calendar 2015. The Company projects that, once it is fully operating in both its new headquarters and new distribution center facilities, its ongoing annualized after-tax earnings benefit from the relocations will be approximately $0.10 per diluted share, and its ongoing annualized after-tax cash benefit from the relocations will be approximately $4 million.

The Company had capital expenditures associated with these relocations of approximately $7 million in the first quarter of fiscal 2015 ($36 million cumulatively through May 2, 2015), and projects additional capital expenditures of approximately $2 million through completion of the relocations, with nearly $4 million of this amount offset by construction allowance contributions from the landlord for its new headquarters building. The Company previously received $15 million from capital equipment financing provided by the Company’s Credit Facility bank to partially finance the material handling equipment in the Florence facility.

Retail Locations

The tables below summarize store opening and closing activity for the three months ended May 2, 2015 and May 3, 2014, as well as the Company’s store, total retail location and total international franchised location count at the end of each fiscal period.

	Three Months Ended
	May 2, 2015	May 3, 2014
Store Openings (1)
Total	8	7
Multi-Brand Store Openings	1	2

Store Closings (1)
Total	15	16
Closings Related to Multi-Brand Store Openings	—	1

Period End Retail Location Count (1)
Stores	557	577
Leased Department Locations	1,311	1,326

Total Retail Locations (1)	1,868	1,903

(1)	Excludes international franchised locations.

DESTINATION MATERNITY REPORTS FIRST QUARTER FISCAL 2015 FINANCIAL RESULTS	Page 5

	Three Months Ended
	May 2,	May 3,
	2015	2014
International Franchised Location Openings
Stores	1	—
Shop-in-Shop Locations (1)	42	48

Total International Franchised Location Openings	43	48

International Franchised Location Closings
Stores	—	2
Shop-in-Shop Locations (2)	—	117

Total International Franchised Location Closings	—	119

Period End International Franchised Location Count
Stores	24	18
Shop-in-Shop Locations	104	58

Total International Franchised Locations	128	76

(1)	During April 2014 the Company commenced its expansion in Mexico. As of May 2, 2015 the Company’s merchandise is offered in 89 shop-in-shops and four franchise stores in Mexico.
(2)	During March 2014 one franchise store and 116 shop-in-shop locations operated by the Company’s former India franchisee were closed.

Conference Call Information

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s first quarter fiscal 2015 financial results. You can participate in this conference call by calling (800) 299-8538 in the United States and Canada or (617) 786-2902 outside of the United States and Canada. Please call ten minutes prior to 9:00 a.m. Eastern Time. The conference call (listen only) will also be available on the investor section of our website at http://investor.destinationmaternity.com. The passcode for the conference call is “99020716.” In the event that you are unable to participate in the call, a replay will be available through Thursday, June 25, 2015 by calling (888) 286-8010 in the United States and Canada or (617) 801-6888 outside of the United States and Canada. The passcode for the replay is “72287857.”

About Destination Maternity

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. In the United States and Canada, as of May 2, 2015, Destination Maternity operates 1,868 retail locations, including 557 stores, predominantly under the trade names Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and 1,311 leased department locations, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com. In addition, Destination Maternity has international store franchise and product supply relationships in the Middle East, South Korea, Mexico and Israel. As of May 2, 2015 Destination Maternity has 128 international franchised locations, including 24 Destination Maternity branded stores and 104 shop-in-shop locations. Destination Maternity expects its first franchised locations in Israel to open in the second quarter of fiscal 2015, pursuant to its franchise agreement with H&O Fashion Ltd., one of Israel’s largest and dominant fashion-retail chains.

DESTINATION MATERNITY REPORTS FIRST QUARTER FISCAL 2015 FINANCIAL RESULTS	Page 6

Reconciliation of Non-GAAP Financial Measures

This press release and the accompanying financial tables contain non-GAAP financial measures within the meaning of the SEC’s Regulation G, including 1) Adjusted net income, 2) Adjusted net income per share (diluted), 3) Adjusted EBITDA, 4) Adjusted EBITDA before other charges, 5) Adjusted EBITDA margin, 6) Adjusted EBITDA margin before other charges, and 7) Net (debt) cash. In the accompanying financial tables, we have provided reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures. Our management believes that each of these non-GAAP financial measures provides useful information about the Company’s results of operations and/or financial position to both investors and management. Each non-GAAP financial measure is provided because management believes it is an important measure of financial performance used in the retail industry to measure operating results, to determine the value of companies within the industry and to define standards for borrowing from institutional lenders. We use each of these non-GAAP financial measures as a measure of the performance of the Company. We provide these measures to investors to assist them in performing their analysis of our historical operating results. Each of these non-GAAP financial measures, except net (debt) cash, reflects a measure of the Company’s operating results before consideration of certain charges and consequently, none of these measures should be construed as an alternative to net income or operating income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles. We may calculate each of these non-GAAP financial measures differently than other companies.

Forward-Looking Statements

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding earnings, net sales, comparable sales, other results of operations, liquidity and financial condition, potential acquisitions and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of the economic recovery of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, our ability to successfully pursue, complete and manage any acquisitions and related matters, adverse effects on the market price of our common stock and on our operating results because of a failure to complete any proposed acquisition, failure to realize any benefits of any proposed acquisition, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing retail locations and through the Internet, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for apparel, expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, our ability to continue our regular quarterly cash dividend, the trading liquidity of our common stock, changes in market interest rates, our ability to successfully manage and accomplish our planned relocations of our headquarters and distribution operations with minimal disruption to our overall operations, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), or in materials incorporated therein by reference. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. The Company assumes no obligation to update or revise the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.

– Financial Tables to Follow –

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except percentages and per share data)

(unaudited)

	Three Months Ended
	May 2,	May 3,
	2015	2014
Net sales	$141,612	$143,476
Cost of goods sold	70,209	65,455

Gross profit	71,403	78,021
Gross margin	50.4%	54.4%
Selling, general and administrative expenses (SG&A)	64,036	64,519
SG&A as a percentage of net sales	45.2%	45.0%
Store closing, asset impairment and asset disposal expenses	1,008	333
Other charges	1,808	531

Operating income	4,551	12,638
Interest expense, net	429	101

Income before income taxes	4,122	12,537
Income tax provision	1,587	4,827

Net income	$2,535	$7,710

Net income per share – basic	$0.19	$0.57

Average shares outstanding – basic	13,581	13,472

Net income per share – diluted	$0.19	$0.57

Average shares outstanding – diluted	13,624	13,575

Supplemental information:
Net income, as reported	$2,535	$7,710
Add: other charges for relocations, net of tax	627	331
Add: other charges for management and organizational changes, net of tax	500	—

Adjusted net income	$3,662	$8,041

Adjusted net income per share – diluted	$0.27	$0.59

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	May 2, 2015	January 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$1,978	$1,349
Trade receivables, net	13,348	9,203
Inventories	80,956	75,759
Deferred income taxes	12,820	14,281
Prepaid expenses and other current assets	17,246	12,986

Total current assets	126,348	113,578
Property, plant and equipment, net	92,578	90,135
Other assets	16,852	16,347

Total assets	$235,778	$220,060

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit borrowings	$18,700	$—
Current portion of long-term debt	2,593	2,801
Accounts payable	26,717	26,482
Accrued expenses and other current liabilities	43,549	46,862

Total current liabilities	91,559	76,145
Long-term debt	11,484	12,199
Deferred rent and other non-current liabilities	26,141	25,714

Total liabilities	129,184	114,058
Stockholders’ equity	106,594	106,002

Total liabilities and stockholders’ equity	$235,778	$220,060

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	May 2,	January 31,	May 3,
	2015	2015	2014
Cash and cash equivalents	$1,978	$1,349	$15,203
Inventories	80,956	75,759	89,762
Property, plant and equipment, net	92,578	90,135	61,779
Line of credit borrowings	18,700	—	—
Total debt	32,777	15,000	—
Net (debt) cash (1)	(30,799)	(13,651)	15,203
Stockholders’ equity	106,594	106,002	130,211

(1)	Net (debt) cash represents cash and cash equivalents minus total debt.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended
	May 2,	May 3,
	2015	2014
Operating Activities
Net income	$2,535	$7,710
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,010	3,870
Stock-based compensation expense	847	1,065
Loss on impairment of long-lived assets	792	315
Loss (gain) on disposal of assets	154	(81)
Deferred income tax benefit (provision)	631	(746)
Amortization of deferred financing costs	49	50
Changes in assets and liabilities:
Decrease (increase) in:
Trade receivables	(4,145)	(5,693)
Inventories	(5,197)	(1,939)
Prepaid expenses and other current assets	(4,260)	(4,176)
Other non-current assets	182	(35)
Increase (decrease) in:
Accounts payable, accrued expenses and other current liabilities	(2,990)	7,932
Deferred rent and other non-current liabilities	331	4,368

Net cash (used in) provided by operating activities	(7,061)	12,640

Investing Activities
Capital expenditures	(12,909)	(10,335)
Proceeds from sale of property, plant and equipment	8	22
Additions to intangible assets	(44)	(202)

Net cash used in investing activities	(12,945)	(10,515)

Financing Activities
Increase (decrease) in cash overdraft	5,637	(1,758)
Increase in line of credit borrowings	18,700	—
Repayment of long-term debt	(923)	—
Withholding taxes on stock-based compensation paid in connection with repurchase of common stock	(51)	(115)
Cash dividends paid	(2,761)	(2,735)
Proceeds from exercise of stock options	37	9
Excess tax benefit from exercise of stock options and restricted stock vesting	—	99

Net cash provided by (used in) financing activities	20,639	(4,500)

Effect of exchange rate changes on cash and cash equivalents	(4)	4

Net Increase (Decrease) in Cash and Cash Equivalents	629	(2,371)
Cash and Cash Equivalents, Beginning of Period	1,349	17,574

Cash and Cash Equivalents, End of Period	$1,978	$15,203

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information

Reconciliation of Net Income to Adjusted EBITDA(1)

and Adjusted EBITDA Before Other Charges,

and Operating Income Margin to Adjusted EBITDA Margin

and Adjusted EBITDA Margin Before Other Charges

(in thousands, except percentages)

(unaudited)

	Three Months Ended
	May 2,	May 3,
	2015	2014
Net income	$2,535	$7,710
Add: income tax (benefit) provision	1,587	4,827
Add: interest expense, net	429	101

Operating income	4,551	12,638
Add: depreciation and amortization expense	4,010	3,870
Add: loss on impairment of long-lived assets	792	315
Add: loss (gain) on disposal of assets	154	(81)
Add: stock-based compensation expense	847	1,065

Adjusted EBITDA (1)	10,354	17,807
Add: other charges for relocations (2)	867	250
Add: other charges for management and organizational changes	801	—

Adjusted EBITDA before other charges	$12,022	$18,057

Net sales	$141,612	$143,476

Operating income margin (operating income as a percentage of net sales)	3.2%	8.8%
Adjusted EBITDA margin (adjusted EBITDA as a percentage of net sales)	7.3%	12.4%
Adjusted EBITDA margin before other charges (adjusted EBITDA before other charges as a percentage of net sales)	8.5%	12.6%

(1)	Adjusted EBITDA represents operating income before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of tangible and intangible assets; (iii) loss (gain) on disposal of assets; and (iv) stock-based compensation expense.
(2)	Other charges, related to the Company’s relocations of its headquarters and distribution operations, excludes accelerated depreciation expense of $140 and $281 included in depreciation and amortization expense above.

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